Exhibit 99.1

                             BioMarin Pharmaceutical

NEWS

CONTACTS:
Joshua Grass (Investors)
BioMarin Pharmaceutical Inc.
(415) 884-6777

Fredda Malkoff (Media)
Feinstein Kean Healthcare
(617) 577-8110



For Immediate Release:
----------------------

         BioMarin Presents Positive Phase II Data on Aryplase for MPS VI

      AryplaseTM Well Tolerated and Associated with Functional Improvements

             BioMarin to Initiate a Pivotal Phase III Trial in 2003

Novato, CA, March 14, 2003 - BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN) announced positive results from its Phase II open-label study of Aryplase, recombinant human arylsulfatase B (rhASB), an investigational enzyme replacement therapy for the treatment of mucopolysaccharidosis VI (MPS
VI). MPS VI (also known as Maroteaux-Lamy Syndrome) is a debilitating, life-threatening genetic disease, for which no drug therapies are currently available, that is caused by a deficiency of the enzyme arylsulfatase B.

Dr. Paul Harmatz, M.D. of Children's Hospital Research Center of Oakland, California will present the results today at the American College of Medical Genetics 9th Annual Clinical Genetics Meeting in San Diego, California. The open-label, 10 patient, clinical study of Aryplase was conducted at two sites, one in the United States, and one in Australia. The study evaluated clinical and biochemical measures of safety and efficacy in male and female subjects between the ages of 6 and 22, for a duration of 24 weeks. During the study, subjects received weekly 1.0 mg/kg infusions of Aryplase, a dose selected based on results from both a Phase I study, and the feline MPS VI model.

Study Results
-------------

Results from this Phase II study indicate that Aryplase is well tolerated and is associated with improvements in several clinical endpoints. On average, subjects experienced improvements in endurance as measured by the distance walked at the 6 and 12 minute time points of a 12-minute walk test, and the number of stairs climbed in 3 minutes. Functional improvements were also observed in joint pain and stiffness, and in shoulder flexion, extension, and rotation in subjects who exhibited less than 90 degrees shoulder flexion at baseline. Results are provided in more detail below:

o The average improvement at the 6-minute time point in the walk test was 64 meters over baseline distances, which ranged from 19 to 247 meters. On average subjects demonstrated a 62% improvement in distance walked at 6 minutes.

o The average improvement at 12 minutes in the walk test was 155 meters over baseline distances, which ranged from 33 to 475 meters. On average subjects demonstrated a 98% improvement in distance walked after 12 minutes.

o The average improvement in the number of stairs climbed in 3 minutes was 48 stairs over the baseline number, which ranged from 20 to 92 stairs. This increase in the number of stairs climbed represents an average improvement of 110% over baseline.

o Subjects also experienced improvement in pain and joint stiffness based on a modified child health assessment questionnaire (CHAQ) in which subjects were asked to score pain levels on a scale from 0 to 100. Joint pain and stiffness scores were reduced on average by 57% and 54% compared to baseline, respectively.

o Small improvements in both passive and active measurements of shoulder range of motion for flexion, extension and lateral rotation were observed, with the largest gain achieved in the three subjects who exhibited less than 90 degrees of active shoulder flexion at baseline.

In addition to the clinical improvements observed, study participants also demonstrated an average decrease in urinary glycosaminoglycan (GAG) excretion of 71% in 24 weeks, indicating Aryplase reduced carbohydrate storage in MPS VI subjects. As part of the Phase II trial, several other exploratory endpoints were evaluated, but on average did not indicate meaningful changes in the 24-week study period. These include pulmonary function as measured by forced vital capacity, a pinch and grip strength test, physical activity, oxygenation level during sleep, expanded time to get up and go test, and a set of tasks reflecting quality of life. Improvement in these clinical endpoints may be observed with continued infusions over a longer period of time.

Results of the study demonstrated that Aryplase was generally well tolerated. Out of 240 infusions over the 24-week period, 5 adverse events were reported during infusion and an additional 8 during the day of infusion, which were most commonly abdominal pain, febrile reactions, and pruritis. Separately, there were 7 serious adverse events, 6 unrelated to drug, and 1 possibly related to the drug. Consistent with infusion of protein drugs, subjects developed antibodies to Aryplase during the course of the study, which did not correlate to reduction in urinary GAG excretion. Mildly reduced complement levels were detected in some patients, which did not have a measurable clinical impact.

About MPS VI
------------

MPS VI (also known as Maroteaux-Lamy Syndrome) is a debilitating, life-threatening genetic disease for which no drug therapies are currently available. MPS VI is caused by a deficiency of the enzyme arylsulfatase B. The deficiency leads to the accumulation of GAGs in the lysosomes, the digestive organelles of the cell. This accumulation in the lysosomes leads to progressive cellular, tissue and organ system dysfunction. Debilitating symptoms can include impaired cardiac and pulmonary function, delayed physical development, skeletal and joint deformities, impaired vision and hearing, sleep apnea, and reduced endurance. The majority of subjects die from disease-related complications between childhood and early adulthood, depending on the severity of the disease.

BioMarin has received orphan drug and fast track designations for Aryplase from the U.S. Food and Drug Administration (FDA). In addition, the European Commission has designated Aryplase for the treatment of MPS VI as an orphan medicinal product in the European Community. BioMarin plans to initiate a multi-national, placebo-controlled, double-blind Phase III trial of Aryplase in MPS VI subjects in 2003.

BioMarin Pharmaceutical specializes in the development and commercialization of therapeutic enzyme products to treat serious, life-threatening diseases and conditions.

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including without limitation statements about: expectations concerning the final results of past clinical trials of Aryplase; the expected timing on future clinical trials for Aryplase; and actions by regulatory authorities, including the FDA and the European Commission. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: the final analysis of results of past clinical trials; results and timing of current and future clinical trials; the content and timing of decisions by the FDA, the European Commission and other regulatory authorities concerning Aryplase; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption "Factors That May Affect Future Results" in BioMarin's 2002 Annual Report on Form 10-K and the factors contained in BioMarin's reports on Forms 10Q and 8K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin's press releases and other company information are available online at http://www.biomarinpharm.com. Information on our website is not incorporated by reference into this press release.